EXHIBIT 2.2

DESCRIPTION OF THE RIGHTS OF EACH CLASS OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of the end of the fiscal year to which the annual report to which this document is attached as an exhibit pertains, we the following classes of our securities were registered under Section 12 of the Exchange Act:
•Common Stock, no par value (listed not for trading, but only in connection with the registration of the American Depositary Shares, pursuant to the requirements of the Securities and Exchange Commission)
•American Depositary Shares (each representing 0.5 shares of our common stock);
•0.750% Senior Notes due 2027 (the “2027 notes);
•1.000% Senior Notes due 2029 (the “2029 notes”);
•1.375% Senior Notes due 2032 (the “2032 notes”); and
•2.000% Senior Notes due 2040 (the “2040 notes,” and, together with the 2027 notes, the 2029 notes and the 2032 notes, the “Notes”).
Pursuant to the requirements of Form 20-F, this document sets forth a description of the rights of each class of such securities.

DESCRIPTION OF THE SHARES OF OUR COMMON STOCK
We are a joint-stock corporation incorporated in Japan under the Companies Act. The rights of our shareholders are represented by shares of our common stock as described below, and shareholders’ liability is limited to the amount of subscription for such shares. For a description of our authorized and issued share capital, please see “Item 10. Additional Information—Memorandum and Articles of Association” in the annual report to which this document is attached as an exhibit.
Only the holders of our common stock will be entitled to the shareholder rights described below. In order to exercise the rights described below, holders of our American Depositary Shares (“ADSs”) will be required to withdraw their ADSs in favor of shares of our common stock in order to exercise their rights as shareholders.
Book-Entry Transfer System
The Japanese book-entry transfer system for listed shares of Japanese companies under the Book-Entry Act of Japan (the “Book-Entry Act”) applies to the shares of our common stock. Under this system, shares of all Japanese companies listed on any Japanese stock exchange are dematerialized. Under the book-entry transfer system, in order for any person to hold, sell or otherwise dispose of listed shares of Japanese companies, they must have an account at an account management institution unless such person has an account at Japan Securities Depository Center, Incorporated (the “JASDEC”). “Account management institutions” are financial instruments business operators (i.e., securities firms), banks, trust companies and certain other financial institutions that meet the requirements prescribed by the Book-Entry Act, and only those financial institutions that meet the further stringent requirements of the Book-Entry Act can open accounts directly at JASDEC.
The following description of the book-entry transfer system assumes that the relevant person has no account at JASDEC.
Under the Book-Entry Act, any transfer of shares is affected through book-entry, and the title to the shares passes to the transferee at the time when the transferred number of shares is recorded in the transferee’s account at an account management institution. The holder of an account at an account management institution is presumed to be the legal owner of the shares held in such account.
Under the Companies Act, in order to assert shareholders’ rights against us, the transferee must have its name and address registered in the register of our shareholders, except in limited circumstances. Under the book-entry transfer system, such registration is generally made upon receipt of an all shareholders notice (soukabunushi tsuchi) (as described in “— Register of Shareholders”) from JASDEC. For this purpose, shareholders are required to file their names and addresses with our transfer agent through the account management institution and JASDEC. See “—Register of Shareholders” for more information.
Non-resident shareholders are required to appoint a standing proxy in Japan or provide a mailing address in Japan. Each such shareholder must give notice of its standing proxy or a mailing address to the relevant account management institution. Such notice will be forwarded to our transfer agent through JASDEC. Japanese securities firms and commercial banks customarily act as standing proxies and provide related services for standard fees. Notices from us to non-resident shareholders are delivered to the standing proxies or mailing addresses.
Register of Shareholders
Under the book-entry transfer system, the registration of names, addresses and other information of shareholders in the register of our shareholders will be made by us upon the receipt of an all shareholders notice (with the exception that in the event of the issuance of new shares, we will register the names, addresses and other information of our shareholders in the register of our shareholders without an all shareholders notice from JASDEC) given to us by JASDEC, which will give us such all shareholders notice based on information provided by the account management institutions. Such all shareholders notice will be made only in cases prescribed under the Book-Entry Act such as when we fix the record date and when we make a request to JASDEC with any justifiable reason. Therefore, a shareholder may not assert shareholders’ rights against us immediately after such shareholder acquires our shares, unless such shareholder’s name and address are registered in the register of our shareholders upon our receipt of an all shareholders notice; provided, however, that, in respect of the exercise of rights of minority shareholders as defined in the Book-Entry Act, a shareholder may exercise such rights upon giving us an individual shareholder notice (kobetsukabunushi tsuchi) through JASDEC only during a certain period prescribed under the Book-Entry Act.
Distribution of Surplus
Under the Companies Act, the distribution of dividends takes the form of distribution of Surplus (as defined in “—Restriction on Distribution of Surplus”), and a distribution of Surplus may be made in cash and/or in kind, with no restrictions on the timing and frequency of such distributions. The Companies Act generally requires a joint-stock corporation to make distributions of Surplus authorized by a resolution of a general meeting of shareholders. However, in accordance with the Companies Act, our Articles of Incorporation provide that the board of directors has the authority to make decisions regarding distributions of Surplus, except for limited exceptions, as provided by the Companies Act, as long as the company that has both of an independent auditor and an audit and supervisory committee satisfies the following requirements:
(a) the normal term of office of directors who are not audit and supervisory committee members expires at the close of the ordinary general meeting of shareholders held with respect to the last fiscal year ended within one year after their election (our Articles of Incorporation currently satisfies this requirement); and
(b) its non-consolidated annual financial statements and certain documents for the latest fiscal year fairly present its assets and profit or loss, as required by the ordinances of the Ministry of Justice.
A resolution of a general meeting of shareholders or the board of directors authorizing a distribution of Surplus must specify the kind and aggregate book value of the assets to be distributed, the manner of allocation of such assets to shareholders and the effective date of the distribution. If a distribution of Surplus is to be made in kind, we may, pursuant to a resolution of a general meeting of shareholders or the board of directors, grant a right to the shareholders to require us to make such distribution in cash instead of in kind. If no such right is granted to shareholders, the relevant distribution of Surplus must be approved by a special resolution of a general meeting of shareholders. See “—Voting Rights” for more details regarding a special resolution. Our Articles of Incorporation provide that we are relieved of our obligation to pay any distributions in cash that go unclaimed for three years after the date they first become payable.
Restriction on Distribution of Surplus
Under the Companies Act, we may distribute Surplus up to the excess of the aggregate of (a) and (b) below, less the aggregate of (c) through (f) below, as of the effective date of such distribution, if our net assets are not less than 3,000,000 JPY:
(a) the amount of Surplus, as described below;
(b) in the event that extraordinary financial statements as of, or for a period from the beginning of the fiscal year to, the specified date are approved, the aggregate amount of (i) the aggregate amount as provided for by an ordinance of the Ministry of Justice as the net profit for such period described in the statement of profit and loss constituting the extraordinary financial statements, and (ii) the amount of consideration that we received for the treasury stock that we disposed of during such period;
(c) the book value of our treasury stock;
(d) in the event that we disposed of treasury stock after the end of the previous fiscal year, the amount of consideration that we received for such treasury stock;
(e) in the event described in (b) in this paragraph, the aggregate amount as provided for by an ordinance of the Ministry of Justice as the net loss for such period described in the statement of profit and loss constituting the extraordinary financial statements; and

(f) certain other amounts set forth in the ordinances of the Ministry of Justice, including (if the sum of one-half of goodwill and the deferred assets exceeds the total of share capital, additional paid-in capital and legal earnings reserve, each such amount as it appears on the balance sheet as of the end of the previous fiscal year) all or a certain part of such excess amount as calculated in accordance with the ordinances of the Ministry of Justice.
For the purposes of this section, the amount of “Surplus” is the excess of the aggregate of (I) through (IV) below, less the aggregate of (V) through (VII) below:
(I) the aggregate of other capital surplus and other retained earnings at the end of the previous fiscal year;
(II) in the event that we disposed of treasury stock after the end of the previous fiscal year, the difference between the book value of such treasury stock and the consideration that we received for such treasury stock;
(III) in the event that we reduced our share capital after the end of the previous fiscal year, the amount of such reduction less the portion thereof that has been transferred to additional paid-in capital and/or legal earnings reserve (if any);
(IV) in the event that we reduced additional paid-in capital and/or legal earnings reserve after the end of the previous fiscal year, the amount of such reduction less the portion thereof that has been transferred to share capital (if any);
(V) in the event that we canceled treasury stock after the end of the previous fiscal year, the book value of such treasury stock;
(VI) in the event that we distributed Surplus after the end of the previous fiscal year, the aggregate of the following amounts:
(1) the aggregate amount of the book value of the distributed assets, excluding the book value of such assets that would be distributed to shareholders but for their exercise of the right to receive dividends in cash instead of dividends in kind;
(2) the aggregate amount of cash distributed to shareholders who exercised the right to receive dividends in cash instead of dividends in kind; and
(3) the aggregate amount of cash paid to shareholders holding fewer shares than the shares that were required in order to receive dividends in kind;
(VII) the aggregate amounts of (1) through (4) below, less (5) and (6) below:
(1) in the event that the amount of Surplus was reduced and transferred to additional paid-in capital, legal earnings reserve and/or share capital after the end of the previous fiscal year, the amount so transferred;
(2) in the event that we distributed Surplus after the end of the previous fiscal year, the amount set aside in additional paid-in capital and/or legal earnings reserve;
(3) in the event that we disposed of treasury stock in the process of (x) a merger in which we acquired all rights and obligations of a company, (y) a corporate split in which we acquired all or a part of the rights and obligations of a split company or (z) a share exchange in which we acquired all shares of a company after the end of the previous fiscal year, the difference between the book value of such treasury stock and the consideration that we received for such treasury stock;
(4) in the event that the amount of Surplus was reduced in the process of a corporate split in which we transferred all or a part of our rights and obligations after the end of the previous fiscal year, the amount so reduced;
(5) in the event of (x) a merger in which we acquired all rights and obligations of a company, (y) a corporate split in which we acquired all or a part of the rights and obligations of a split company or (z) a share exchange in which we acquired all shares of a company after the end of the previous fiscal year, the aggregate amount of (i) the amount of other capital surplus after such merger, corporate split or share exchange, less the amount of other capital surplus before such merger, corporate split or share exchange, and (ii) the amount of other retained earnings after such merger, corporate split or share exchange, less the amount of other retained earnings before such merger, corporate split or share exchange; and
(6) in the event that an obligation to cover a deficiency, such as the obligation of a person who subscribed for newly issued shares with an unfair amount to be paid in, was fulfilled after the end of the previous fiscal year, the amount of other capital surplus increased by such payment.
In Japan, the “ex-dividend” date and the record date for any distribution of Surplus come before the date a company determines the amount of distribution of Surplus to be paid.
For information as to Japanese taxes on dividends, see “Item 10. Additional Information—E. Taxation — Japanese Taxation” of the annual report to which this document is included as an exhibit.
Capital and Reserves
Under the Companies Act, the paid-in amount of any newly-issued shares of stock is required to be accounted for as share capital, although we may account for an amount not exceeding one-half of such paid-in amount as additional paid-in capital. We may generally reduce additional paid-in capital and/or legal earnings reserve by resolution of a general meeting of shareholders, subject to completion of protection procedures for creditors in accordance with the Companies Act, and, if so decided by the same resolution, we may account for the whole or any part of the amount of such reduction as share capital. We may generally reduce share capital by a special resolution of a general meeting of shareholders subject to completion of protection procedures for creditors in accordance with the Companies Act, and, if so decided by the same resolution, we may account for the whole or any part of the amount of such reduction as additional paid-in capital or legal earnings reserve.
Stock Splits
Under the Companies Act, we may at any time split shares in issue into a greater number of the same class of shares by a resolution of the board of directors or by determination of an individual director to whom the authority to make such determination has been delegated by resolution of the board of directors. A company that has issued only one class of shares may amend its articles of incorporation to increase the number of the authorized shares to be issued up to a number in proportion to the stock split by resolution of the board of directors or by determination of an individual director to whom the authority to make such determination has been delegated by resolution of the board of directors, rather than a special resolution of a general meeting of shareholders, which is otherwise required for amending the articles of incorporation. When a stock split is to be made, we must give public notice of the stock split, specifying the record date therefor, at least two weeks prior to such record date. Under the book-entry transfer system, on the effective date of the stock split, the numbers of shares recorded in all accounts held by our shareholders at account management institutions will be increased in accordance with the applicable ratio.
Gratuitous Allocations
Under the Companies Act, we may allot any class of shares to our existing shareholders without any additional contribution by resolution of the board of directors or by determination of an individual director to whom the authority to make such determination has been delegated by resolution of the board of directors; provided that although our treasury stock may be allotted to our shareholders, any allotment of shares will not accrue to shares of our treasury stock.
When a gratuitous allocation is to be made and we set a record date therefor, we must give public notice of the gratuitous allocation, specifying the record date therefor, at least two weeks prior to the record date. Under the book-entry transfer system, on the effective date of the gratuitous allocation, the number of shares of our common stock recorded in accounts held by our shareholders at account management institutions will be increased in accordance with a notice from us to JASDEC.

Reverse Stock Split
Under the Companies Act, we may at any time consolidate our shares into a smaller number of shares by a special resolution of the general meeting of shareholders. We must disclose the reason for the reverse stock split at the general meeting of shareholders. When a reverse stock split is to be made, we must give public notice of the reverse stock split, at least two weeks (or, in certain cases where any fractions of shares are left as a result of a reverse stock split, 20 days) prior to the effective date of the reverse stock split.
Under the book-entry transfer system, on the effective date of the reverse stock split, the numbers of shares recorded in all accounts held by our shareholders at account management institutions will be decreased in accordance with the applicable ratio.
Unit Share System
General
Our Articles of Incorporation provide that 100 shares constitute one “unit” of common stock. Our board of directors or an individual director to whom the authority to make such determination has been delegated by resolution of the board of directors is permitted to reduce the number of shares that will constitute one unit or to abolish the unit share system entirely by amending our Articles of Incorporation, without shareholders’ approval, with public notice without delay after the effective date of such amendment.
Transferability of Shares Constituting Less Than One Unit
Under the book-entry transfer system, shares constituting less than one unit are transferable. Under the rules of the Japanese stock exchanges, however, shares constituting less than one unit do not comprise a trading unit, except in limited circumstances, and accordingly may not be sold on the Japanese stock exchanges.
Voting Rights of a Holder of Shares Constituting Less Than One Unit
A holder of shares constituting less than one unit cannot exercise any voting rights pertaining to those shares. In calculating the quorum for various voting purposes, the aggregate number of shares constituting less than one unit will be excluded from the number of outstanding shares. A holder of shares representing one or more full units will have one vote for each full unit represented.
A holder of shares constituting less than one unit does not have any rights related to voting, such as the right to participate in a demand for the resignation of a director, the right to participate in a request for the convocation of a general meeting of shareholders and the right to join with other shareholders to propose a matter to be included in the agenda of a general meeting of shareholders.
Rights of a Holder of Shares Constituting Less Than One Unit to Require Us to Purchase Shares and to Sell Shares
Under the Companies Act, a holder of shares constituting less than one full unit may at any time request that we purchase such shares. In addition, our Articles of Incorporation provide that, pursuant to our Share Handling Regulations, a holder of shares constituting less than one full unit has the right to request that we sell to such holder such number of shares constituting less than one full unit which, when added to the shares constituting less than one full unit currently owned by such holder, will constitute one full unit.
Under the book-entry system, such a request must be made to us through the relevant account managing institution. The price at which shares of common stock constituting less than one unit will be purchased or sold by us pursuant to such a request will be equal to (a) the closing price of shares of our common stock reported by the Tokyo Stock Exchange on the day when the request is received by our transfer agent or (b) if no sale takes place on the Tokyo Stock Exchange on that day, the price at which the sale of shares of our common stock is executed on such stock exchange immediately thereafter.

Voting Rights
A shareholder of record is entitled to one vote per unit (100 shares) of common stock, except that neither we nor any corporation, partnership or other similar entity in which we hold, directly or indirectly, 25% or more of the voting rights shall exercise any voting rights in respect of shares held by us or such entity, as the case may be. Except as otherwise provided by law or by our Articles of Incorporation, a resolution can be adopted at a general meeting of shareholders by a majority of the voting rights represented at the meeting. Shareholders may also exercise their voting rights through proxies, provided that the proxy is granted to one of our shareholders having voting rights. The Companies Act and our Articles of Incorporation provide that the quorum for the election of directors is one-third of the total number of voting rights. Our Articles of Incorporation provide that the shares may not be voted cumulatively for the election of directors.
The Companies Act provides that a special resolution of the general meeting of shareholders is required for certain significant corporate transactions, including:
• any amendment to our Articles of Incorporation (except for amendments that may be made without the approval of shareholders under the Companies Act);
• a reduction of share capital, subject to certain exceptions under which a shareholders’ resolution is not required, such as a reduction of share capital for the purpose of replenishing capital deficiencies;
• transfer of the whole or a part of our equity interests in any of our subsidiaries, subject to certain exceptions under which a shareholders’ resolution is not required;
• a dissolution, merger or consolidation, subject to certain exceptions under which a shareholders’ resolution is not required;
• the transfer of the whole or a substantial part of our business, subject to certain exceptions under which a shareholders’ resolution is not required;
• the taking over of the whole of the business of any other corporation, subject to certain exceptions under which a shareholders’ resolution is not required;
• a corporate split, subject to certain exceptions under which a shareholders’ resolution is not required;
• a share exchange (kabushiki kokan) or share transfer (kabushiki iten) for the purpose of establishing 100% parent-subsidiary relationships, subject to certain exceptions under which a shareholders’ resolution is not required;
• any issuance of new shares or transfer of existing shares held by us as treasury stock at a “specially favorable” price and any issuance of stock acquisition rights or bonds with stock acquisition rights at a “specially favorable” price or on “specially favorable” conditions to any persons other than shareholders;
• any acquisition by us of our own shares from specific persons other than our subsidiaries;
• reverse stock split; or
• the removal of directors who are audit and supervisory committee members.
Except as otherwise provided by law or in our Articles of Incorporation, a special resolution of the general meeting of shareholders requires the approval of the holders of at least two-thirds of the voting rights of all shareholders present or represented at a meeting where a quorum is present. Our Articles of Incorporation provide that a quorum exists when one-third of the total number of voting rights is present or represented.
Liquidation Rights
If we are liquidated, the assets remaining after payment of all taxes, liquidation expenses and debts will be distributed among shareholders in proportion to the number of shares they hold.

Rights to Allotment of Shares
Holders of shares of our common stock have no pre-emptive rights. Authorized but unissued shares may be issued at the times and on the terms as the board of directors or an individual director to whom the authority to make such determination has been delegated by resolution of the board of directors determines, so long as the limitations with respect to the issuance of new shares at “specially favorable” prices (as described in “—Voting Rights”) are observed. Our board of directors or an individual director to whom the authority to make such determination has been delegated by resolution of the board of directors may, however, determine that shareholders shall be given rights to allotment regarding a particular issue of new shares, in which case such rights must be given on uniform terms to all holders of the shares as of a record date for which not less than two weeks’ prior public notice must be given. Each shareholder to whom such rights are given must also be given notice of the expiration date thereof at least two weeks prior to the date on which such rights expire. The rights to allotment of new shares may not be transferred. However, the Companies Act enables us to allot stock acquisition rights to shareholders without consideration therefor, and such stock acquisition rights are transferable. See “— Stock Acquisition Rights” below.
In cases where a particular issuance of new shares (i) violates laws and regulations or our Articles of Incorporation, or (ii) will be performed in a manner materially unfair, and shareholders may suffer disadvantages therefrom, such shareholders may file an injunction with a court of law to enjoin such issuance.
Stock Acquisition Rights
Subject to certain conditions and to the limitations on issuances at a “specially favorable” price or on “specially favorable” conditions described in “— Voting Rights,” we may issue stock acquisition rights (shinkabu yoyakuken) and bonds with stock acquisition rights (shinkabu yoyakuken-tsuki shasai) by a resolution of the board of directors or by determination of an individual director to whom the authority to make such determination has been delegated by resolution of the board of directors. Holders of stock acquisition rights may exercise their rights to acquire a certain number of shares within the exercise period as set forth in the terms of their stock acquisition rights. Upon exercise of stock acquisition rights, we will be obligated either to issue the relevant number of new shares or, alternatively, to transfer the necessary number of shares of treasury stock held by us.
Record Date
The record date for annual dividends and the determination of shareholders entitled to vote at the ordinary general meeting of our shareholders is March 31. The record date for interim dividends is September 30.
In addition, by a resolution of the board of directors or by determination of an individual director to whom the authority to make such determination has been delegated by resolution of the board of directors, we may set a record date for determining the shareholders entitled to other rights and for other purposes by giving at least two weeks’ prior public notice.
Under the rules of JASDEC, we are required to give notice of each record date to JASDEC promptly after setting such record date. JASDEC is required to promptly give us notice of the names and addresses of the holders of shares of our common stock, the number of shares of our common stock held by them and other relevant information as at each record date.
Purchase of Our Own Shares
Under the Companies Act and our Articles of Incorporation, we may acquire our own shares:
• by purchase on any stock exchange on which our shares are listed or by way of tender offer, pursuant to a resolution of our board of directors subject to certain requirements;
• by purchase from a specific party other than any of our subsidiaries, pursuant to a special resolution of a general meeting of shareholders; and

• by purchase from any of our subsidiaries, pursuant to a resolution of the board of directors or determination of an individual director to whom the authority to make such determination has been delegated by resolution of the board of directors.
If we acquire our own shares from a specific party other than any of our subsidiaries as specified above at a price higher than the greater of (i) (a) the closing price of the shares at the market trading such shares on the day immediately preceding the day on which the relevant special resolution of a general meeting of shareholders is made or (b) if no sale takes place at such market on that day, the price at which the sale of the shares is effected on such market immediately thereafter and (ii) in the event that such shares are subject to a tender offer, the price set in the contract regarding such tender offer on that day, shareholders may request that we include him or her as the seller of his or her shares in the proposed purchase. Any such acquisition of shares must satisfy certain requirements, such as that we may only acquire our own shares in an aggregate amount up to the amount that we may distribute as Surplus. See “— Distribution of Surplus” above for more details regarding this amount.
Our own shares acquired by us may be held by us as treasury stock for any period or may be canceled by resolution of the board of directors or by determination of an individual director to whom the authority to make such determination has been delegated by resolution of the board of directors. We may also transfer the shares held by us to any person, subject to a resolution of the board of directors or determination of an individual director to whom the authority to make such determination has been delegated by resolution of the board of directors, and subject also to other requirements similar to those applicable to the issuance of new shares, as described in “— Rights to Allotment of Shares” above. We may also utilize our treasury stock (x) for the purpose of transfer to any person upon exercise of stock acquisition rights or (y) for the purpose of acquiring another company by way of merger, share exchange, or corporate split through exchange of treasury stock for shares or assets of the acquired company.
Request by Controlling Shareholder to Sell All Shares
Under the Companies Act and our Articles of Incorporation, in general, a shareholder holding 90% or more of our voting rights, directly or through wholly-owned subsidiaries, shall have the right to request that all other shareholders other than us (and all other holders of stock acquisition rights other than us, as the case may be) sell all shares (and all stock acquisition rights, as the case may be) held by them with our approval, which must be made by a resolution of the board of directors or by determination of an individual director to whom the authority to make such determination has been delegated by resolution of the board of directors (kabushiki tou uriwatashi seikyu or a “Share Sales Request”). In order to make a Share Sales Request, such controlling shareholder will be required to issue a prior notice to us. If we approve such Share Sales Request, we will be required to make a public notice to all holders and registered pledgees of shares (and stock acquisition rights, as the case may be) not later than 20 days before the effective date of such sales.
Sale by Us of Shares Held by Shareholders Whose Addresses Are Unknown
Under the Companies Act, we are not required to send a notice to a shareholder if notices to such shareholder fail to arrive for a continuous period of five or more years at the registered address of such shareholder in the register of our shareholders or at the address otherwise notified to us.
In addition, we may sell or otherwise dispose of the shares held by a shareholder whose location is unknown. Generally, if
• notices to a shareholder fail to arrive for a continuous period of five or more years at the shareholder’s registered address in the register of our shareholders or at the address otherwise notified to us, and
• the shareholder fails to receive distribution of Surplus on the shares for a continuous period of five or more years at the address registered in the register of our shareholders or at the address otherwise notified to us, we may sell or otherwise dispose of the shareholder’s shares at the market price after giving at least three months’ prior public and individual notices, and hold or deposit the proceeds of such sale or disposal for the shareholder.

Reporting of Substantial Shareholdings
The Financial Instruments and Exchange Law of Japan and its related regulations require any person who has become beneficially, solely or jointly, a holder of more than 5% of total issued shares of our common stock, to file with the director of a relevant local finance bureau of the Ministry of Finance within five business days a report concerning such shareholdings. With certain exceptions, a similar report must also be filed in respect of any subsequent change of 1% or more in any such holdings or any change in material matters set out in reports previously filed. For this purpose, shares of our common stock issuable to such person upon exchange of exchangeable securities, conversion of convertible securities or exercise of warrants or stock acquisition rights (including those incorporated in bonds with stock acquisition rights) are taken into account in determining both the number of our shares held by the holder and our total issued shares.

DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES
The Bank of New York Mellon, as depositary, will register and deliver the American Depositary Shares (the “ADSs”). Each ADS represents one-half of one share of our common stock deposited with Sumitomo Mitsui Banking Corporation, as custodian for the depositary in Japan. Each ADS will also represent any other securities, cash or other property which may be held by the depositary from time to time. The deposited shares of our common stock, together with any other securities, cash or other property held by the depositary are referred to as the “deposited securities.” The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.
Holders of ADSs may hold ADSs either: (i) directly (a) by having an American Depositary Receipt (an “ADR”), which is a certificate evidencing a specific number of ADSs, registered in their name, or (b) by having uncertificated ADSs registered in their name; or (ii) indirectly by holding a security entitlement in ADSs through a broker or other financial institution that is a direct or indirect participant in DTC. Holders of ADSs who hold ADSs directly are registered ADS holders, also referred to as “ADS holders.” This description applies to such registered ADS holders only. If a holder of ADSs holds the ADSs indirectly, he or she must rely on the procedures of his or her broker or other financial institution to assert the rights of ADS holders described herein. Holders of ADSs who hold their ADSs indirectly should consult with their respective brokers or financial institutions to determine what those procedures are.
ADS holders who hold uncertificated ADSs will receive statements from the depositary confirming their holdings.
We will not treat ADS holders as shareholders (for non-tax purposes), and they will not have shareholder rights. Japanese law governs the shareholder rights attached to the shares of our common stock. The depositary will be treated as the holder of the shares of our common stock underlying the ADSs. The deposit agreement between us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs will set out the rights of ADS holders as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, see the form of the deposit agreement which is included as an exhibit to the annual report to which this document is included as an exhibit.
Dividends and other distributions
How will holders of ADSs receive dividends and other distributions on the shares of our common stock?
The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on the shares of our common stock or other deposited securities, upon payment or deduction of its fees and expenses. ADS holders will receive these distributions in proportion to the number of shares of our common stock their ADSs represent.
Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares of our common stock into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.
Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “Item 10. Additional Information—E. Taxation” on the annual report to which this document is included as an exhibit. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, ADS holders may lose some of the value of the distribution.

Shares of our common stock. The depositary may distribute additional ADSs representing any shares of our common stock distributed by us as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares of our common stock which would require it to deliver a fraction of an ADS (or ADSs representing those shares of our common stock) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares of our common stock. The depositary may sell a portion of the distributed shares of our common stock (or ADSs representing those shares of our common stock) sufficient to pay its fees and expenses in connection with that distribution.
Rights to purchase additional shares of our common stock. If we offer holders of shares of our common stock any rights to subscribe for additional shares of our common stock or any other rights, the depositary may: (i) exercise those rights on behalf of ADS holders; (ii) distribute those rights to ADS holders; or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, ADS holders will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provides satisfactory assurances to the depositary that it is lawful to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of new shares of our common stock, new ADSs representing the new shares of our common stock to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice either: (i) to sell what we distributed and distribute the net proceeds, in the same way as it does with cash; or (ii) to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is lawful to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares of our common stock, rights or other securities under the U.S. Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares of our common stock, rights or anything else to ADS holders. This means that ADS holders may not receive the distributions we make on shares of our common stock or any value for them if it is illegal or impractical for us to make them available to the holders of ADSs.
Deposit, withdrawal and cancellation
How are ADSs issued?
The depositary will deliver ADSs if holders of shares of our common stock or their respective brokers deposit shares of our common stock with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names such holder requests and will deliver the ADSs to or upon the order of the person or persons that made the deposit.
How can ADS holders withdraw the deposited securities?
ADS holders may surrender their ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares of our common stock and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at the request, risk and expense of the requesting ADS holder, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge ADS holders a fee and its expenses for instructing the custodian regarding delivery of deposited securities.
How do ADS holders interchange between certificated ADSs and uncertificated ADSs?
An ADS holder may surrender his or her ADR to the depositary for the purpose of exchanging his or her ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder a ADR evidencing those ADSs.
Voting rights
How do ADS holders vote?
ADS holders may instruct the depositary how to vote the number of deposited shares of our common stock their ADSs represent. If we request the depositary to solicit the voting instructions of the ADS holders (however, we are not required to do so), the depositary will notify ADS holders of a shareholders’ meeting and send or make voting materials available to them. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will endeavor, as far as practical, subject to the laws of Japan and the provisions of the our Articles of Incorporation or similar documents, to vote or to have its agents vote the shares of our common stock or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit the voting instructions of the ADS holders, ADS holders can still send voting instructions and, in that case, the depositary may try to vote as the ADS holders instruct, but it is not required to do so.
Except by instructing the depositary as described above, ADS holders will not be able to exercise voting rights unless they surrender their ADSs and withdraw the underlying shares of our common stock. However, ADS holders may not know about the meeting enough in advance to withdraw the underlying shares of our common stock. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If: (i) we asked the depositary to solicit the instructions of the ADS holders at least 28 days before the meeting date; (ii) the depositary does not receive voting instructions from an ADS holder by the specified date; and (iii) we confirm to the depositary that, as of the instruction cut-off date:
•we wish to receive a proxy to vote uninstructed shares of our common stock;
•we reasonably do not know of any substantial shareholder opposition to a particular question; and
•the particular question is not materially adverse to the interests of shareholders, the depositary will consider such ADS holder to have authorized and directed it to give, and it will give, a discretionary proxy to a person designated by us to vote the number of deposited securities represented by the ADSs of such ADS holder as to that question. However, such discretionary proxy will not apply in relation to any ADSs held by CREST Depository Limited and represented by CREST depository interests (“CDIs”).
We cannot assure ADS holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares of our common stock. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that ADS holders may not be able to exercise voting rights and there may be nothing ADS holders can do if their shares of our common stock are not voted as requested.
Holders of CDIs representing ADSs may not receive notices of our shareholder meetings and will not be able to instruct the depositary how to vote.

If we will request the depositary to send a notice regarding a shareholder meeting, we will endeavor to give the depositary at least 30 days’ prior notice of the shareholder meeting and the details of the matters to be voted upon, unless such advance notice is not possible because less than 30 days’ notice of the meeting has been given in accordance with our Articles of Incorporation and Japanese law, in which case we will provide to the depositary such advance notice of the shareholder meeting as may be possible under the circumstances.
Tender and exchange offers; redemption, replacement or cancellation of deposited securities
The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.
If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.
If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.
If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute ADSs representing the new deposited securities or ask holders of ADRs to surrender their outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
If there are no deposited securities underlying the ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying the ADSs have become apparently worthless, the depositary may call for the surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.
Amendment and termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the ADRs without the consent of ADS holders for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, ADS holders will be considered, by continuing to hold their ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
How may the deposit agreement be terminated?
The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:
•90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;
•We delist ADSs from an exchange on which they were listed and do not list the ADSs on another exchange;
•We appear to be insolvent or enters insolvency proceedings;

•all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;
•there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or
•there has been a replacement of deposited securities.
If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities and the depositary will hold the proceeds it received from such sale, as well as any other cash it is holding under the deposit agreement, and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell the deposited securities as soon as practicable after the termination date.
After the termination date and before the depositary sells the deposited securities, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADS holders (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.
Limitations on obligations and liability
Limits on our obligations and the obligations of the depositary; Limits on liability to ADS holders
The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:
•are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;
•are not liable if we or the depositary is prevented or delayed by law or by events or circumstances beyond our or the depositary’s ability to prevent or counteract with reasonable care or effort from performing our or the depositary’s obligations under the deposit agreement;
•are not liable if we or the depositary exercises discretion permitted under the deposit agreement;
•are not liable for the inability of any ADS holder to benefit from any distribution on deposited securities that is not made available to ADS holders under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;
•have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on behalf of ADS holders or on behalf of any other person;
•may rely upon any documents we believe or the depositary believes in good faith to be genuine and to have been signed or presented by the proper person;
•are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and
•the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.
In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, which may include any claim under the U.S. federal securities laws. See “Item 3. Key Information—D. Risk Factors—Risks Relating to the ADSs—ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action” in the annual report to which this document is included as an exhibit.
Requirements for depositary actions
Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares of our common stock, the depositary may require:
•payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares of our common stock or other deposited securities;
•satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.
The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.
Rights of ADS holders to receive the shares of our common stock underlying their ADSs
ADS holders have the right to cancel their ADSs and withdraw the underlying shares of our common stock at any time except:
•when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares of our common stock is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on shares of our common stock;
•when withdrawing ADS holders owe money to pay fees, taxes and similar charges; or
•when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares of our common stock or other deposited securities.
This right of withdrawal may not be limited by any other provision of the deposit agreement.
Direct Registration System
In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to the DRS/Profile system, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs
The depositary will make available for the inspection of ADS holders at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send ADS holders copies of those communications or otherwise make those communications available to ADS holders if we ask it to. ADS holders have a right to inspect the register of ADS holders, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

DESCRIPTION OF THE NOTES
The following is a description of our 0.750% Senior Notes due 2027 (the “2027 notes), 1.000% Senior Notes due 2029 (the “2029 notes”), 1.375% Senior Notes due 2032 (the “2032 notes”) and 2.000% Senior Notes due 2040 (the “2040 notes,” and, together with the 2027 notes, the 2029 notes and the 2032 notes, the “Notes”).
The following description of the Notes is a summary of the detailed provisions of the Notes and the Indenture described herein. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the Indenture, including the definitions of certain terms used therein. We urge you to read those documents in their entirety because they, and not this description, define the rights of holders of the Notes. Whenever particular sections or defined terms of the Indenture not otherwise defined herein are referred to, such sections or defined terms are incorporated herein by reference. The forms of the Notes and the Indenture have been filed as exhibits to Takeda’s Current Report on Form 6-K, furnished to the SEC on July 9, 2020, available at: https://www.sec.gov/Archives/edgar/data/0001395064/000119312520190209/0001193125-20-190209-index.htm.
The Notes were issued pursuant to an indenture to be dated on July 9, 2020 between us and The Bank of New York Mellon, a banking corporation organized under the laws of New York, as trustee (the “Indenture”).
General
The Notes were issued in fully registered form without interest coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Notes are represented by registered notes in global form without coupons and in certain circumstances may be represented by notes in definitive form.
The Indenture and the Notes do not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness, including other senior indebtedness (other than as set forth below under “—Negative Pledge”), or the issuance or repurchase of our securities. The Indenture and the Notes do not contain any covenants or other provisions to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in control of us.
The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and holders of Notes should refer to the Indenture and the Trust Indenture Act for a statement thereof.
Status of the Notes
The Notes are our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt.
Principal and Maturity
As of the date of the annual report to which this document is attached as an exhibit, the aggregate principal amount of each series of the notes is as follows:
•2027 notes: €750,000,000;
•2029 notes: €850,000,000;
•2032 notes €1,000,000,000; and
•2040 notes €1,000,000,000.
The 2027 notes will mature on July 9, 2027; the 2029 notes will mature on July 9, 2029; the 2032 notes will mature on July 9, 2032; and the 2040 notes will mature on July 9, 2040. Principal will be repaid at maturity at a price of 100% of the principal amount of the Notes. The Notes will not be redeemable prior to maturity, except as set forth below under “—Redemption,” and will not be subject to any sinking fund.

Interest

Interest on the 2027 notes will accrue at the rate of 0.750% per annum; interest on the 2029 notes will accrue at the rate of 1.000% per annum; interest on the 2032 notes will accrue at the rate of 1.375% per annum; and interest on the 2040 notes will accrue at the rate of 2.000% per annum. We will pay interest on the Notes annually in arrears on July 9 of each year (each an interest payment date), beginning on July 9, 2021. We will pay interest to the holders of record of the Notes on the day falling one clearing system business day prior to such interest payment date, as applicable. Interest on the Notes will be paid to but excluding the relevant interest payment date. Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or from July 9, 2020, if no interest has been paid on the Notes) to, but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association). We will compute interest by rounding the resultant figure to the nearest sub-unit, half of any such sub-unit being rounded upwards. Interest on the Notes is calculated per €1,000 in principal amount of the Notes.
If any date for payment of principal or interest (or additional amounts, if any) falls on a day that is not a business day, then payment of principal or interest (or additional amounts, if any) need not be made on such date but may be made on the next succeeding business day. Any payment made on such next succeeding business day shall have the same force and effect as if made on the due date, and no interest shall accrue with respect to such payment for the period after such date.
A “business day” means both a day on which the TARGET2 System is open, and a day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in the City of New York, London or Tokyo.
Issuance in Euros
Initial holders of the Notes will be required to pay for the Notes in euros, and principal, premium, if any, and interest payments and additional amounts, if any, in respect of the Notes will be payable in euros.
If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted to U.S. dollars on the basis of the most recently available market exchange rate for euros, as determined by us in our sole discretion. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Indenture or the Notes. Neither the trustee nor the paying agent will be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.
Listing
The Notes are currently listed on the NYSE. We have no obligation to maintain such listing, and we may delist the Notes at any time.
Redemption
Optional Redemption
We have the option to redeem the 2027 notes, the 2029 notes, the 2032 notes and the 2040 notes, in whole or in part, at any time prior to May 9, 2027 (the “2027 par call date”) with respect to the 2027 notes, April 9, 2029 (the “2029 par call date”) with respect to the 2029 notes, April 9, 2032 (the “2032 par call date”) with respect to the 2032 notes and January 9, 2040 (the “2040 par call date”) with respect to the 2040 notes, in each case upon giving not less than 30 nor more than 60 days’ notice of redemption to the trustee and the holders.

The redemption price for the Notes to be redeemed will be equal to the greater of:

(i)	100% of the principal amount of the Notes being redeemed; or

(ii)	the sum of the present values of the principal and the remaining scheduled payments of interest on the Notes being redeemed (exclusive of interest accrued to the date of redemption) that would be due if such Notes were redeemed on the applicable par call date, in each case discounted to the date of redemption on an annual basis at the Comparable Government Bond Rate plus 25 basis points in the case of the 2027 notes, 25 basis points in the case of the 2029 notes, 30 basis points in the case of the 2032 notes and 35 basis points in the case of the 2040 notes;
plus, in each case, accrued and unpaid interest on the principal amount of the Notes being redeemed up to, but excluding, the date of redemption.
We have the option to redeem the 2027 notes, the 2029 notes, the 2032 notes and the 2040 notes, in whole or in part, at any time on or after the 2027 par call date with respect to the 2027 notes, the 2029 par call date with respect to the 2029 notes, the 2032 par call date with respect to the 2032 notes and the 2040 par call date with respect to the 2040 notes, in each case upon giving not less than 30 days nor more than 60 days’ notice of redemption to the trustee and the holders, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption.
The redemption prices for the applicable Notes will be calculated on the basis of a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed.
If less than all of the Notes are to be redeemed, the Notes shall be redeemed on a pro rata basis (or, in the case of Notes represented by global notes, in accordance with the procedures of Euroclear and/or Clearstream), based on the then outstanding principal amount of each Note, provided, however, that if any such pro-rated redemption would result in any Notes having an authorized principal amount of less than the minimum authorized denomination, all such Notes shall be redeemed in full prior to the redemption of any other Notes, except as may be provided in the form of note or in any indenture supplemental thereto. Unless the context otherwise requires, all provisions relating to the redemption of the Notes shall relate, in the case of any note redeemed or to be redeemed only in part, to the portion of the principal amount of such note which has been or is to be redeemed.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an Independent Investment Banker.
“Independent Investment Banker” means one of the Reference Government Bond Dealers appointed by us.
“Reference Government Bond Dealer” means each of Merrill Lynch International and Morgan Stanley & Co. International plc (or their respective affiliates that are Primary Government Bond Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a broker or dealer of, and/or market maker in, German government bonds (a “Primary Government Bond Dealer”), we will substitute therefor another Primary Government Bond Dealer.
Optional Tax Redemption
Any series of the Notes may be redeemed at any time, at our option and sole discretion, in whole, but not in part, and upon giving not less than 30 nor more than 60 days’ notice of redemption to the trustee and the holders (which notice shall be irrevocable), at the principal amount of such series of Notes together with interest accrued to the date fixed for redemption and any additional amounts thereon, if we have been or will be obliged to pay any additional amounts with respect to such series as a result of (a) any change in, or amendment to, the laws or regulations of Japan or any political subdivision or any authority thereof or therein having power to tax, or any change in application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of the issuance of such Notes or (b) after the completion of any Succession Event (as defined below), any change in, or amendment to, the laws or regulations of the jurisdiction of the succeeding entity or any political subdivision or any authority thereof or therein having power to tax, or any change in application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of such Succession Event, and in either case such obligation cannot be avoided through the taking of reasonable measures available to us or the succeeding entity, as the case may be (an “Additional Amounts Event”).
Prior to the publication of any notice of such redemption, we shall deliver to the trustee (i) a certificate signed by an authorized officer stating that the conditions precedent to our right to so redeem have been fulfilled and (ii) an opinion of independent legal advisors of recognized standing confirming that an Additional Amounts Event has occurred. The trustee shall accept such opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the holders.
No notice of redemption for an Additional Amounts Event shall be given sooner than 90 days prior to the earliest date on which we would actually be obliged to pay such additional amounts on payment with respect to the Notes.
Paying and Transfer Agent and Notes Registrar
The Bank of New York Mellon, London Branch will act as London paying agent and The Bank of New York Mellon SA/NV, Luxembourg Branch will act as Luxembourg registrar for the Notes. We may change the paying agent, transfer agent or registrar without prior notice to the holders of the Notes, and we or any of our subsidiaries may act as paying agent, transfer agent or registrar.

Book-Entry Delivery and Form
General
The Notes were issued in the form of one or more global certificates, fully registered form without interest coupons, each of which we refer to as a “global note.” Each such global note has been deposited with The Bank of New York Mellon, London Branch (the “Common Depositary”) and registered in the name of the Common Depositary or its nominee. We will not issue certificated securities to a holder for the Notes held by it, except in the limited circumstances described below.
Beneficial interests in the global notes will be represented, and transfers of such beneficial interest will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Clearstream or Euroclear. Investors may hold beneficial interests in Notes directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg, Luxembourg, and the address of Euroclear is 1 Boulevard Roi Albert II, B-1210 Brussels, Belgium. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.
Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be made only through, records maintained by Clearstream or Euroclear and their participants. When you purchase Notes through the Clearstream or Euroclear systems, the purchases must be made by or through a direct or indirect participant in the Clearstream or Euroclear system, as the case may be. The participant will receive credit for the Notes that you purchase on Clearstream’s or Euroclear’s records, and, upon its receipt of such credit, you will become the beneficial owner of those Notes. Your ownership interest will be recorded only on the records of the direct or indirect participant in Clearstream or Euroclear, as the case may be, through which you purchase the Notes and not on Clearstream’s or Euroclear’s records. Neither Clearstream nor Euroclear, as the case may be, will have any knowledge of your beneficial ownership of the Notes. Clearstream’s or Euroclear’s records will show only the identity of the direct participants and the amount of the Notes held by or through those direct participants. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from Clearstream or Euroclear. You should instead receive those documents from the direct or indirect participant in Clearstream or Euroclear through which you purchase the Notes. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The paying agent will wire payments on the Notes to the Common Depositary as the holder of the global notes. The trustee, the paying agent and we will treat the Common Depositary or any successor nominee to the Common Depositary as the owner of the global notes for all purposes. Accordingly, the trustee, the paying agent and we will have no direct responsibility or liability to pay amounts due with respect to the global notes to you or any other beneficial owners in the global notes. Any redemption or other notices with respect to the Notes will be sent by us directly to Clearstream or Euroclear, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder, all in accordance with the rules of Clearstream or Euroclear, as the case may be, and the internal procedures of the direct participant (or the indirect participant) through which you hold your beneficial interest in the Notes. Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream and Euroclear have established their procedures in order to facilitate transfers of the Notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue or change those procedures at any time. The registered holder of the Notes will be The Bank of New York Depository (Nominees) Limited, as nominee of the Common Depositary.

Secondary Market Trading
Any secondary market trading of book-entry interests in the Notes will take place through participants in Clearstream and Euroclear in accordance with the normal rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in registered form.
It is important to establish at the time of trading of any Notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.
You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.
Clearstream and Euroclear
We have obtained the information in this section concerning Clearstream and Euroclear, and the book-entry system and procedures, from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.
Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Luxembourg Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.
Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.
Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and

Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding securities through Euroclear participants.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.
Certificated Notes
A beneficial interest in a global note may not be exchanged for a definitive note unless (i) the Common Depositary notifies us that it is unwilling or unable to continue as depositary for such global note or has ceased to be qualified to act as such as required by the Indenture, and we do not appoint a successor depositary within 90 days or (ii) there shall have occurred and be continuing an event of default with respect to the Notes. All definitive Notes issued in exchange for a global note or any portion thereof shall be registered in such names as the Common Depositary shall direct.
Clearance and Settlement
The Notes have been are cleared through Euroclear and Clearstream.
Further Issuances
We reserve the right, from time to time, without the consent of the holders of the Notes of a particular series, to issue additional Notes on terms and conditions identical to those of the original Notes of such series (other than the issue date, the issue price and, in some cases, the first interest payment date), which additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the outstanding Notes of the relevant series; provided that if any additional Notes are not fungible with the outstanding Notes of the relevant series for U.S. federal income tax purposes, such additional Notes will be issued as a separate series under the Indenture and will have a separate “CUSIP” or similar identifying number from the outstanding Notes of the relevant series.
Repurchases
We, or any subsidiary of ours, may at any time purchase any or all of the Notes in the open market or otherwise at any price. Subject to applicable law, neither we nor any subsidiary of ours shall have any obligation to offer to purchase any Notes held by any holder as result of our or such holder’s purchase or offer to purchase Notes held by any other holder in the open market or otherwise. Any Note so repurchased by us or any subsidiary of ours shall be cancelled.

Taxation and Additional Amounts
All payments of principal and interest in respect of the Notes shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law or by the authority. In such event, we shall pay such additional amounts as will result in the receipt by the holders of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable with respect to any Notes under any of the following circumstances:

(i)	the holder or beneficial owner of the Notes is an individual non-resident of Japan or a non-Japanese corporation and is liable for such taxes in respect of such Notes by reason of its (A) having some present or former connection with Japan other than the mere holding of such Notes or (B) being a person having a special relationship with us (a “specially-related person of ours”) as described in Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation of Japan (Act No. 26 of 1957, as amended) (together with the cabinet order thereunder (Cabinet Order No. 43 of 1957, as amended), the “Act on Special Taxation Measures”);

(ii)	the holder or beneficial owner of the Notes would otherwise be exempt from any such withholding or deduction but fails to comply with any applicable requirement to provide Interest Recipient Information (as defined below) or to submit a Written Application for Tax Exemption (as defined below) to the relevant paying agent to whom the relevant Notes are presented (where presentation is required), or whose Interest Recipient Information is not duly communicated through the relevant Participant (as defined below) and the relevant international clearing organization to such paying agent;

(iii)	the holder or beneficial owner of the Notes is for Japanese tax purposes treated as an individual resident of Japan or a Japanese corporation (except for (A) a Designated Financial Institution (as defined below) that complies with the requirement to provide Interest Recipient Information or to submit a Written Application for Tax Exemption and (B) an individual resident of Japan or a Japanese corporation that duly notifies (directly, through the relevant Participant or otherwise) the relevant paying agent of its status as not being subject to taxes to be withheld or deducted by us by reason of receipt by such individual resident of Japan or Japanese corporation of interest on such Notes through a payment handling agent in Japan appointed by it);

(iv)	the Notes are presented for payment (where presentation is required) more than 30 days after the day on which such payment on the Notes became due or after the full payment was provided for, whichever occurs later, except to the extent the holder thereof would have been entitled to additional amounts on presenting the same for payment on the last day of such period of 30 days;

(v)	the holder is a fiduciary or partnership or is not the sole beneficial owner of the payment of the principal of, or any interest on, any Note, and Japanese law requires the payment to be included for tax purposes in the income of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner, in each case, who would not have been entitled to such additional amounts had it been the holder of such Note; or

(vi)	any combination of (i) through (v) above.
For the avoidance of doubt, none of us, the trustee, any paying agent or any other person shall be required to pay any additional amounts with respect to any withholding or deduction imposed on or in respect of any Note pursuant to Sections 1471 to 1474 of the Internal Revenue Code of 1986, as amended, commonly referred to as FATCA, any treaty, law, regulation or other official guidance implementing FATCA, or any agreement between us, the trustee, a paying agent or any other person and the United States, any other jurisdiction, or any authority of any of the foregoing implementing FATCA.
Where the Notes are held through a participant of an international clearing organization or a financial intermediary (a “Participant”), in order to receive payments free of withholding or deduction by us for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any authority thereof or therein having power to tax, if the relevant beneficial owner is (a) an individual non-resident of Japan or a non-Japanese corporation (other than a specially-related person of ours)

or (b) a Japanese financial institution or a Japanese financial instruments business operator (each, a “Designated Financial Institution”) falling under certain categories prescribed by the Act on Special Taxation Measures, all in accordance with the Act on Special Taxation Measures, such beneficial owner must, at the time of entrusting a Participant with the custody of the relevant Notes, provide certain information prescribed by the Act on Special Taxation Measures (“Interest Recipient Information”) to enable the Participant to establish that such beneficial owner is exempted from the requirement for taxes to be withheld or deducted, and advise the Participant if the beneficial owner ceases to be so exempted (including the case where a beneficial owner that is an individual non-resident of Japan or a non-Japanese corporation becomes a specially-related person of ours).
Where Notes are not held by a Participant, in order to receive payments free of withholding or deduction by us for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any authority thereof or therein having power to tax, if the relevant beneficial owner is (a) an individual non-resident of Japan or a non-Japanese corporation (other than a specially-related person of ours) or (b) a Designated Financial Institution, all in accordance with the Act on Special Taxation Measures, such beneficial owner must, prior to each time at which it receives interest, submit to the relevant paying agent a written application for tax exemption (hikazei tekiyo shinkokusho) (a “Written Application for Tax Exemption”) in a form obtainable from the paying agent stating, inter alia, the name and address of the beneficial owner, the title of the Notes, the relevant interest payment date, the amount of interest and the fact that the beneficial owner is qualified to submit the Written Application for Tax Exemption, together with documentary evidence regarding its identity and residence.
We will make any required withholding or deduction and remit the full amount withheld or deducted to the Japanese taxing authority in accordance with applicable law. We will use reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any tax, duty, assessment, fee or other governmental charge so withheld or deducted from the Japanese taxing authority imposing such tax, duty, assessment, fee or other governmental charge, and if certified copies are not available, we will use reasonable efforts to obtain other evidence satisfactory to the trustee, and the trustee shall make such certified copies or other evidence available to the holders or the beneficial owners of the Notes upon reasonable request to the trustee.
The obligation to pay additional amounts with respect to any taxes, duties, assessments and other governmental charges shall not apply to (A) any estate, inheritance, gift, sales, transfer, personal property or any similar tax, duty, assessment, fee or other governmental charge or (B) any tax, duty, assessment, fee or other governmental charge which is payable otherwise than by withholding or deduction from payments of principal or interest on the Notes; provided that, except as otherwise set forth in the Notes and in the Indenture, we will pay all stamp, court or documentary taxes or any excise or property taxes, charges or similar levies and other duties, if any, which may be imposed by Japan, the United States or any political subdivision or any taxing authority thereof or therein, with respect to the Indenture or as a consequence of the initial issuance, execution, delivery, registration or enforcement of the Notes.
References to principal or interest in respect of the Notes shall be deemed to include any additional amounts due which may be payable as set forth in the Notes and the Indenture.

Events of Default and Rights of Acceleration
The Indenture provides holders of our Notes with certain remedies if we fail to perform specific obligations, such as making payments on the Notes, or if we become subject to certain bankruptcy or insolvency events. Holders of our Notes should review the Indenture and understand what constitutes an event of default and what does not.
An event of default with respect to a series of Notes is defined under the Indenture as any one or more of the following events having occurred:

(a)	We default for more than seven days in the payment of principal when due or for more than 30 days in the payment of interest in respect of any of the Notes of such series;

(b)	We default in the performance or observance of any covenant, condition or provision contained in the Notes of such series or in the Indenture for a period of 90 days after written notification requesting that we remedy such default shall first have been given to us (and to the trustee in the case of notice by the holders referred to below) by the trustee or holders of at least 25% in principal amount of the then outstanding Notes of such series;

(c)	We become bound as a consequence of a default by us in our obligations in respect of any indebtedness for borrowed moneys having a total principal amount then outstanding of at least $200,000,000 (or its equivalent in any other currency or currencies) contracted or incurred by us prematurely to repay the same, or we have defaulted in the repayment of any such indebtedness contracted or incurred by us at the later of the maturity thereof or the expiration of any applicable grace period therefor, or we have failed to pay when properly called upon to do so, and after the expiration of any applicable grace period, any guarantee contracted or incurred by us of any such indebtedness in accordance with the terms of any such guarantee; provided, however, that, prior to any judgment, if we cure any such default under such indebtedness, or it is waived by the holders of such indebtedness, in each case as may be permitted under the terms of such indebtedness, then such event of default shall be deemed to have been thereupon cured or waived;

(d)	A final and non-appealable order of a court of competent jurisdiction shall be made or an effective resolution shall be passed for our winding-up or dissolution, except for the purposes of or pursuant to a consolidation, amalgamation, merger or reconstruction under which the continuing corporation or the corporation formed as a result thereof effectively assumes our entire obligations under the Indenture in relation to the Notes of such series;

(f)	We stop payment (within the meaning of the bankruptcy law of Japan) or (otherwise than for the purposes of such a consolidation, amalgamation, merger or reconstruction) cease to carry on business or are unable to pay our debts generally as and when they fall due;

(g)	A decree or order by any court having jurisdiction shall have been issued adjudging us bankrupt or insolvent, or approving a petition seeking with respect to us reorganization or liquidation under bankruptcy, civil rehabilitation, reorganization or insolvency law of Japan, and such decree or order shall have continued undischarged and unstayed for a period of 60 days;

(h)	We initiate or consent to proceedings relating to us under bankruptcy, civil rehabilitation, reorganization or insolvency law of Japan or shall make a conveyance or assignment for the benefit of, or shall enter into any composition with, our creditors generally; or

(i)	Any other event of default provided for in a supplemental Indenture to the Indenture or in the applicable Notes, as may be specified in the applicable prospectus supplement or free writing prospectus.
Under the Indenture, the trustee is required to give notice by mail or in accordance with the procedures of the relevant clearing system or depositary to the holders of the relevant series of the Notes of all defaults known to the trustee that have occurred with respect to such series. The trustee shall be required to transmit the notice within 90 days of such occurrence of an event of default, unless the defaults have been cured before transmission of such notice.

The Indenture provides that if an event of default with respect to a series of Notes occurs and is continuing, then in every such case (other than an event of default specified in (g) or (h) above) the trustee or the holders of not less than 25% in principal amount of the outstanding Notes of each affected series may declare the principal amount of all of the Notes of such affected series to be due and payable immediately, by a notice in writing to us (and to the trustee if given by holders), and upon any such declaration such principal amount shall become immediately due and payable. Notwithstanding the foregoing, in the case of an event of default arising under subsection (g) or (h) above with respect to us, the principal of and interest on all outstanding Notes will become immediately due and payable without further action or notice.
Waiver of Default
The holders of a majority in aggregate principal amount of the outstanding Notes of all affected series then outstanding under the Indenture relating to such Notes (voting together as a single class) also have the right to waive any past event of default and its consequences, except a default in the payment of the principal of or interest on any Notes or a default in respect of a covenant or a provision of the Indenture that cannot be modified or amended without the consent of the holder of each Note affected thereby.
Merger, Consolidation, Sale or Disposition
The Indenture provides that we may not merge or consolidate into any other corporation, entity or person (if we are not the continuing entity), or sell, lease or dispose of our properties and assets substantially as an entirety (including by way of a corporate split (kaisha bunkatsu)), whether as a single transaction or a number of transactions, related or not, to any other corporation, entity or person unless:
•the corporation, entity or person assumes or succeeds our obligations under all series of the Notes and the Indenture (and, if such corporation, entity or person is organized in a jurisdiction other than Japan, agrees to pay any additional amounts in respect of any taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction of such corporation, entity or person, or any authority therein or thereof having power to tax, corresponding to the obligation to pay additional amounts as described under “—Taxation and Additional Amounts” substituting such jurisdiction for references to “Japan”), and
•after giving effect thereto, no event of default with respect to any series of the Notes under the Indenture shall have occurred and be continuing (such permitted transaction, a “Succession Event”).
Negative Pledge
So long as any Notes under the Indenture remain outstanding, we will not, and will procure that none of our Principal Subsidiaries (as defined below) will, create or permit to subsist any Lien (as defined below) on any of our, or, as the case may be, our Principal Subsidiaries’, property, assets or revenues, present or future, to secure, for the benefit of the holders of Public External Indebtedness (as defined below), payment of any sum owing in respect of any such Public External Indebtedness, any payment under any guarantee of any such Public External Indebtedness or any payment under any indemnity or other like obligation relating to any such Public External Indebtedness, unless contemporaneously therewith effective provision is made to secure all Notes under the Indenture equally and ratably with such Public External Indebtedness with a similar Lien on the same property, assets or revenues securing such Public External Indebtedness for so long as such Public External Indebtedness are secured by such Lien.
“Principal Subsidiary” means any subsidiary (i) whose revenue, as shown by the latest audited financial statements of such subsidiary, constitute at least 10% of the consolidated revenue of us and our consolidated subsidiaries as shown by our latest audited consolidated financial statements or (ii) whose gross assets, as shown by the latest audited financial statements of such subsidiary, constitute at least 10% of the gross assets of us and our consolidated subsidiaries as shown on our latest audited consolidated financial statements.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset and any other right of or arrangement with any creditor to have its claims satisfied out of any property or assets, or the proceeds therefrom, prior to any general creditor of the owner thereof.
“Public External Indebtedness” means bonds, debentures, notes or other similar investment securities of ours or any other person evidencing indebtedness with a maturity of not less than one year from the issue date thereof, or any guarantees thereof, which are (a) either (i) by their terms payable, or confer a right to receive payment, in any currency other than Japanese yen or (ii) denominated in Japanese yen and more than 50% of the aggregate principal amount thereof is initially distributed outside of Japan by or with the authorization of the issuer thereof; and (b) for the time being, or are intended to be, quoted, listed, ordinarily dealt in or traded, in each case primarily, on a stock exchange or over-the-counter or other securities market outside Japan.

Paying Agents
Whenever we appoint a paying agent to make payments required under the Indenture and the relevant series of Notes, such paying agent will hold all sums received by it for the payment of the principal and interest on the securities in trust for the benefit of the holders of the Notes and will make payments to such holders as provided for in the Indenture and the Notes.
Indemnification of Judgment Currency
We will indemnify each holder of a Note to the full extent permitted by applicable law against any loss incurred by the holder as a result of any judgment or order being given or made for any amount due under such Note and the judgment or order being expressed and paid in a currency, referred to as judgment currency, other than U.S. dollars or euros, as the case may be, and as a result of any variation as between (a) the rate of exchange at which the U.S. dollar or euro, as the case may be, is converted into the judgment currency for the purpose of the judgment or order and (b) the spot rate of exchange in The City of New York, in the case of U.S. dollars, and London, in the case of euros, at which the holder on the date that payment is made pursuant to the judgment or order is able to purchase U.S. dollars or euros, as the case may be, with the amount of the judgment currency actually received by the holder.
Satisfaction and Discharge
We may terminate all of our obligations under the Indenture (except as to any surviving rights of registration of transfer or exchange of Notes expressly provided for in the Indenture) when:
(1)    either: (A) all notes theretofore authenticated and delivered under the Indenture have been delivered to the trustee for cancellation; or (B) all such notes not theretofore delivered to the trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their maturity date within one year, or (iii) are to be called for redemption under the Indenture within one year; and we, in the case of (i), (ii) or (iii) above, have deposited or caused to be deposited with the trustee as trust funds in trust for such purpose money in an amount sufficient to pay and discharge the entire indebtedness on such notes not theretofore delivered to the trustee for cancellation, for principal and interest to the date of such deposit (in the case of notes which have become due and payable) or to the date of redemption, as the case may be;
(2)    we have paid or caused to be paid or made provision satisfactory to the trustee for the payment of all other sums payable under the Indenture by us; and
(3)    we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Indenture have been complied with.
Modification and Waiver
Modification and amendment of the Notes of any series and the Indenture may be made by us and the trustee with the written consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes of each affected series; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

(i)	change the maturity date of the principal or payment date of any interest or change any obligation of ours to pay any additional amounts;

(ii)	reduce the principal amount of, or rate of interest on, any Notes;

(iii)	change the redemption date or price at which Notes are redeemed;

(iv)	affect the rights of holders of less than all the outstanding Notes;

(v)	change the place of payment where, or the coin or currency in which, any note or interest thereon is payable; or

(vi)	impair the right of a holder to institute suit for the enforcement of any payment on or with respect to any Notes on or after the date when due;

provided, further, that no such modification may, without the consent of the holders of all Notes of the affected series outstanding at the time, alter the respective percentages of outstanding Notes necessary, pursuant to the Indenture, to modify the terms of the Notes, waive past defaults or accelerate the payment of the principal amount of the Notes.
It shall not be necessary for any act of holders under the relevant section of the Indenture to approve the particular form of any proposed supplemental Indenture, but it shall be sufficient if such act shall approve the substance thereof.
Notwithstanding the foregoing, without the consent of any affected holders of the Notes, we and the trustee, at any time and from time to time, may enter into one or more Indentures supplemental to the Indenture, in form satisfactory to the trustee, for any of the following purposes:

(i)	to evidence the succession of another corporation, entity or person to us and the assumption by any such successor of our covenants in the Indenture and the Notes;

(ii)	to add to our covenants or to surrender any right or power in the Indenture conferred upon us for the benefit of the holders of the Notes;

(iii)	to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee;

(iv)	to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the holders of the Notes in any material respect;

(v)	to make any other change that does not adversely affect the interests of the holders of the Notes in any material respect; or

(vi)	to comply with requirements of the SEC in order to effect or maintain the qualification hereof under the Trust Indenture Act.

The Trustee
The Bank of New York Mellon will serve as the trustee.
Any trustee appointed pursuant to the Indenture will have and will be subject to all of the duties and responsibilities under the relevant Indenture and those with respect to an Indenture trustee under the Trust Indenture Act.
The Indenture provides that during the existence of an event of default with respect to the Notes, the trustee will exercise the rights and powers vested in it by the Indenture, and use the same degree of care and skill in the exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. In the absence of an event of default with respect to the Notes, the trustee need only perform the duties specifically set forth in the Indenture or in the Trust Indenture Act.

The Indenture and the Trust Indenture Act contain limitations on the rights of the trustee under the Indenture, should it be or become a creditor of ours, to obtain payment of claims. The trustee is not precluded from engaging in other transactions, provided that if it has or acquires any conflicting interest, as defined in Section 310(b) of the Trust Indenture Act, it must eliminate such conflict or resign.
The trustee will be under no obligation to exercise any rights or powers vested in it by the Indenture at the request or direction of any holder, unless such holders have offered to the trustee security and/or indemnity satisfactory to it against the costs, expenses (including the properly incurred fees and expenses of its counsel) and liabilities which might be incurred by it in compliance with such request or direction.
Successor Trustee
Any successor trustee appointed pursuant to the terms of the Indenture shall have a combined capital and surplus of not less than $50,000,000 and shall be a bank or trust company organized and doing business under the laws of the United States or of the State of New York, in good standing and having an office in the Borough of Manhattan, The City of New York. No person may accept its appointment as a successor trustee unless at the time of such acceptance such successor trustee is qualified and eligible under the Indenture and the applicable provisions of the Trust Indenture Act.
Repayment of Funds
The Indenture provides that any money deposited by us with the trustee or a paying agent in trust for payment of principal of or interest and any additional amounts on any Notes which remains unclaimed for two years after such principal, interest or additional amounts have become due and payable and paid to the trustee shall, upon our written request, be repaid to us and all liability of the trustee or such paying agent with respect to such payments will cease, and to the extent permitted by law, the holder of that note shall thereafter look only to us for payment thereof as a general unsecured creditor.
Governing Law; Consent to Jurisdiction and Service of Process; Communications
The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.
We have irrevocably submitted to the non-exclusive jurisdiction of the courts of any New York State or United States federal court sitting in the Borough of Manhattan, The City of New York with respect to any action that may be brought in connection with the Indenture or the Notes. As long as any of the Notes remain outstanding, we will at all times have an authorized agent upon whom process may be served in any action arising out of or relating to the Indenture or the Notes. We have appointed or will appoint Takeda Pharmaceuticals U.S.A., Inc. as our agent for such purpose.

The Indenture provides that if any holder of a Notes applies in writing to the trustee for information for the purpose of communicating with other holders of the Notes, the trustee must, upon satisfaction of certain conditions by such applicant, either afford such applicant access to such information or mail copies of the communication prepared by such applicant to the registered holders of the Notes, at the expense of such applicant.
Limitation on Suits
Other than the right to institute a suit for the enforcement of the payment of principal of, or interest on (including, in each case, any additional amounts, if applicable), any Notes after the applicable due date specified in the Notes, no holder of any Notes has any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:
•such holder has previously given written notice to the trustee of a continuing event of default;
•the holders of not less than 25% in aggregate principal amount of the Notes of each affected series shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee;
•such holder or holders have offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;
•the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
•no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the Notes of each affected series.
Undertaking for Costs
The Indenture provides that in any suit for the enforcement of any right or remedy under the Indenture or against the trustee for any action taken, suffered or omitted by it as trustee, other than a suit instituted by us, the trustee, a holder or group of holders holding more than 10% in aggregate principal amount of the outstanding Notes of a series, or by any holder for the enforcement of the payment of the principal of or interest on any outstanding note on or after the due date expressed in such note, a court may require any party litigant in such suit to file an undertaking to pay the costs of such suit, and may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit.